                       REAL ESTATE PURCHASE AND SALE AGREEMENT

    This agreement (the "Agreement") dated June 24, 1997 is made by and between OPUS NORTHWEST LLC, a limited liability company ("Seller") and EAGLE HARDWARE & GARDEN, INC., a Washington corporation, or assigns ("Buyer") for purchase and sale of that certain real property consisting of approximately 11.6 acres of vacant land located in the west half of the proposed High Desert Village retail development bounded by Cooley Road on the north, U.S. Highway 97 on the east, situate in Deschutes County, near the northern city limits of Bend, Oregon, any improvements thereon and all rights appurtenant thereto (the "Property"). The Property is shown on the preliminary site plan dated June 12, 1997 and numbered X413-C (the "Site Plan") and attached hereto as Exhibit "A". The Property is part of a larger piece of property owned by Seller, the legal description of which is attached hereto as Exhibit "B".

    Seller agrees to sell, and Buyer agrees to buy, the Property upon and subject to the terms and conditions set forth below:

    1. PURCHASE PRICE; PAYMENT. The total purchase price for the Property shall be based on Five Dollars and Ninety Cents ($5.90) per square foot of land area which includes the per square foot prorata share of all Seller's costs for Seller's work set forth in Section 6.1 of this Agreement. It is estimated that the Property contains 505,296 square feet and that the purchase price will be Two Million Nine Hundred Eighty-one Thousand Two Hundred Forty-six Dollars ($2,981,246.00). The area of the Property and the total purchase price shall be determined by a current ALTA/ACSM survey to be provided by Seller. Such survey shall be used to create the separate legal parcel described in Section 5 below. The purchase price shall be adjusted to the final certified square footage, which amount, including the Deposit and interest accrued thereon, shall be paid in cash upon closing.

    2. EARNEST MONEY DEPOSIT. Within ten (10) business days after the Effective Date, Buyer will deposit earnest money of fifty thousand dollars ($50,000) (the "Deposit") with First American Title Insurance Company, 1700 SW Fourth Avenue, Suite 102, Portland, OR 97201-5512 (the "Closing Agent"). The Closing Agent shall place the Deposit in an interest-bearing account, with interest to accrue to Buyer's benefit. If this transaction does not close for any reason other than default by Buyer under this Agreement, the Deposit, and all interest accrued thereon, shall be returned to Buyer. In the event of Buyer's default under this Agreement, Seller shall have as its sole remedy the right to terminate this Agreement and retain the Deposit, together with accrued interest thereon, as liquidated damages.

    3.   TITLE INSURANCE AND SURVEY.

         3.1 PRELIMINARY TITLE COMMITMENT. Within five (5) days after the Effective Date, Seller shall provide Buyer with a current preliminary commitment for owner's title insurance with extended coverage (ALTA Form 1970-B, as revised in 1984, or if unavailable, Form B-1987) issued by First American Title Insurance Company, with copies of all documents listed as exceptions set forth therein.

         3.2 ALTA/ACSM SURVEY. Within fifteen (15) days after the Effective Date, Seller at its sole cost and expense shall provide Buyer with a current ALTA/ACSM survey with land area certification of the Property. Buyer and Seller agree that the legal description of the entire approximately 11.6 acres Property shown on the new ALTA/ACSM survey shall replace, supersede and be substituted for the legal description presently shown on Exhibit "B".

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         3.3  TITLE AND SURVEY APPROVAL PERIODS.  Buyer shall have ten (10)
days from the later receipt of either the preliminary commitment or the survey (and any amendments, supplements and revisions to either in which new or revised exceptions or items first appear) to notify Seller of its approval of or objection to any exceptions shown in the preliminary commitment or any items on the survey. If, within fifteen (15) days after the receipt of such notice Seller has not removed or given reasonable written assurances to Buyer that such disapproved exceptions or items will be removed on or before closing, Buyer may, at its option, at any time prior to such removal or receipt of such reasonable written assurances, terminate this Agreement by giving notice of such termination to Seller. On such termination Closing Agent shall refund the Deposit and all interest accrued thereon to Buyer and all rights and obligations of Seller and Buyer under this Agreement shall terminate and be of no further force or effect.

    4. ADDITIONAL CONTINGENCIES. Buyer's obligation to purchase the Property is subject to Buyer's satisfaction or waiver, in writing, of the following conditions precedent, in Buyer's sole and absolute discretion, on or before the dates described below:

         4.1 FEASIBILITY. Buyer's sole determination that its proposed site plan, building plan, parking plan and access plan for the Property are acceptable; that utilities are available of adequate capacity to serve the Property; and that the Property is otherwise feasible for Buyer's intended use.

         4.2 STUDIES. Buyer's approval of all soils, engineering, seismic, environmental, topography, hazardous waste, geotechnical, wetlands, drainage and other studies that may be deemed necessary by Buyer or required by any governmental agency in connection with the Property and Buyer's planned development and use of the Property. Seller shall deliver all such studies in its possession or within its control to Buyer within five (5) days from the Effective Date.

         4.3 APPROVALS AND PERMITS. Issuance of any and all required or applicable governmental approvals including but not limited to a PUD (if required) and plat of the Property by the City or County, subdivision approvals, zoning or rezoning approvals, Oregon Department of Transportation highway access and traffic signal approvals, City and/or County building permits, use permits, design review approvals, site plan approvals, parking variances, and approvals of any kind from any and all governmental agencies having jurisdiction over the Property, necessary for Buyer to develop and construct it's store building, drive-through building materials yard, garden yard and greenhouse, parking and access drives, all as shown on Exhibit "A", and any other improvements that Buyer deems necessary in its sole determination to conduct and operate its selected business operations on the Property. All costs of the foregoing permits and approvals shall be borne by Seller except those having to do with Buyer's store building, drive-through building materials yard, garden yard and greenhouse and signs, which shall be borne by Buyer. The timing, conditions and cost of any or all of the permits and approvals (including any mitigation fees) must be satisfactory to Buyer in its sole discretion.

         4.4 COMPETITION. Buyer shall have no further obligation to perform under this Agreement if any other home improvement retailer of any type is granted a building permit or any other related permits for any location in the City of Bend or Deschutes County within the ninety (90) day Contingency Period set forth in Section 4.5, TIME PERIODS, below. Buyer's right to terminate this Agreement based on this condition shall be at Buyer's sole and unfettered discretion as opposed to any standard of good faith, fairness, or reasonableness.

         4.5 TIME PERIODS. Buyer shall have up to thirty (30) days from the Effective Date (the "Feasibility Period") to satisfy or waive in writing the contingencies set forth in Sections 4.1 and 4.2. Buyer shall have up to ninety
(90) days (the "Contingency Period") from the Effective Date to satisfy or waive in writing the contingencies set forth in Sections 4.3 and 4.4. If Buyer does not satisfy or waive the contingencies by the applicable dates, or if Buyer notifies Seller, in writing, on or before the applicable dates that it has decided not to pursue the project any further and that this Agreement is terminated, the Deposit with interest, shall be refunded to Buyer and the Agreement shall terminate without further action.

         4.6  SELLER'S CONTINGENCIES.

              (a) This Agreement shall be subject to Seller's successful negotiations with the underlying land owners related to postponing the closings of the respective underlying parcels. This contingency shall be satisfied or waived by Seller on or before thirty (30) days from the Effective Date or Seller may terminate this Agreement by written notice to Buyer if given no later than five (5) days thereafter whereupon the Deposit, with interest, shall be refunded to Buyer.

              (b) Seller's obligation to consummate closing is conditioned upon Buyer agreeing to covenants, conditions, restrictions and easements (the "REA") applicable to High Desert Village Shopping Center, of which the Property is a part. A preliminary draft of the proposed REA will be delivered to Buyer on or before thirty (30) days after expiration of the Feasibility Period.

    5. SEPARATE LEGAL PARCEL. Seller shall create a separate legal parcel for the Property (the "Eagle Parcel"), at Seller's sole cost and expense, out of the property described in Exhibit "B". The remainder of such property shall be hereinafter referred to as "Seller's Parcel". Seller shall complete such separation prior to closing and shall use reasonable efforts to complete at the earliest possible date if and to the extent reasonably requested by Buyer to enable Buyer to expeditiously comply and proceed with the requirements of any governmental authority.

    6.   SELLER'S WORK.

         6.1 SELLER'S WORK. Seller shall complete all parking areas, landscaping, access drive aisles and all other on-site improvements (except for buildings) (shown on the site plan by W & H Pacific, numbered SPR1.0, sheet 1/3, dated 2/20/97) on Seller's Parcel, at Seller's sole expense. Seller shall complete all other required on or off site improvements, including but not limited to, street accesses, curb cuts, access road improvements, paving, landscaping, traffic signal installations and/or modifications and all required off-site street, utility, landscaping and any other such work required to develop High Desert Village shopping center within ninety (90) days of closing, at Seller's sole expense. The final design and installation of Seller's work shall coordinate with Buyer's site plan and access points.

         6.2 COMMON DRIVE AISLES. Any common drive aisles on either the Property or Seller's Parcel shall be paid for between Seller and Buyer on a pro rata basis based on the ratio of the square footage of the land size of the Property and Seller's Parcel.

         6.3 ROUGH GRADING OF PROPERTY. Seller shall deliver the Property rough graded to Buyer's subgrade design elevations, plus/minus 1/10th and all required utilities of the size and capacity to meet Buyer's requirements to within Buyer's Property lines no later than forty-five (45) days after closing. Buyer shall pay its pro-rata share of the cost of said rough grading only based on its land area compared to the total land area of the center. Payment of the rough grading costs, after Buyer's approval, shall be by separate agreement outside of the Property purchase.

    7.   CLOSING.

         7.1 TIME FOR CLOSING; TERMINATION DATE. This sale shall be closed in the office of the Closing Agent within ten (10) days after all of Buyer's conditions precedent have been satisfied or waived by Buyer. The actual closing date shall be a date selected by Buyer and agreeable to Seller. Buyer and Seller shall deposit in escrow with Closing Agent all instruments, documents and monies necessary to complete the sale in accordance with this Agreement. As used herein, "closing" or "date of closing" means the date on which all appropriate documents are recorded and proceeds of sale are available for disbursement to Seller. Funds held in reserve accounts pursuant to escrow instructions shall be deemed, for purposes of this definition, as available for disbursement to Seller.

    Neither Seller nor Buyer shall be required to close, and the Deposit and all interest thereon shall be returned to Buyer, if any exception or item contained in the preliminary commitment for owner's title insurance is disapproved by Buyer as herein provided and cannot be removed by the date of closing; provided, however, that Buyer may elect to waive any disapproved exceptions or items and close on the remaining terms. Notwithstanding the foregoing, Seller shall remove any defect or encumbrance attaching by, through or under Seller after the Effective Date of this Agreement. Monetary exceptions to be discharged by Seller may be paid out of the purchase price at closing.

         7.2 PRORATIONS; CLOSING COSTS. Taxes and assessments for the current year and utilities constituting liens shall be prorated as of the date of closing. Seller shall pay the standard owner's portion of the premium for the title insurance policy, real estate excise, transfer and/or conveyance taxes, the cost of conveyance tax stamps, if any, and one-half of Closing Agent's escrow fee. Buyer shall pay the cost of recording the statutory warranty deed, one-half of Closing Agent's escrow fee and the difference in the cost of the premium between standard owner's and extended coverage, and the cost of all endorsements to the title insurance policy obtained by Buyer.

         7.3  POSSESSION.  Buyer shall be entitled to possession upon closing.

    8. CONVEYANCE OF TITLE. On closing, Seller shall execute and deliver to Buyer a statutory warranty deed conveying good and marketable title to the Property free and clear of any defects or encumbrances except for the lien of real estate taxes for the current calendar year not yet due and payable, those defects or encumbrances appearing on the preliminary commitment for title insurance that are approved by Buyer, the REA, and all easements hereafter granted either pursuant to the REA or to utility companies or the City of Bend as a condition of permitting or developing improvements to the Property or the Seller's Parcel (the "Permitted Exceptions"), and other encumbrances or defects approved by Buyer in writing.

    As soon as available after closing, Seller shall provide to Buyer a policy of title insurance pursuant to the preliminary commitment, dated as of the closing date and insuring Buyer in the amount of the purchase price against loss or damage by reason of defect in Buyer's title to the Property subject only to the printed exclusions and general exceptions appearing in the policy form; any Permitted Exceptions; the exceptions specified in the preliminary commitment which Buyer has not disapproved of as provided herein; and real property taxes and assessments that are not delinquent.

    9. CONDEMNATION. If the Property is or becomes the subject of a condemnation proceeding prior to closing which would result in any material impairment of the Buyer to develop and operate the Property for its intended use, then Buyer may elect either to (i) terminate this Agreement, in which event the Deposit and interest shall be returned to Buyer and all rights and obligations of the parties hereunder shall cease, or (ii) proceed to consummate and close the purchase of the Property hereunder, in which event the purchase price for the Property shall be reduced by the total of any awards or other proceeds received by Seller at or prior to closing with respect to any such condemnation proceeding; whereupon, at closing, Seller shall assign to Buyer all rights of Seller in and to any awards or other proceeds payable by reason of any such condemnation proceeding. Seller agrees to notify Buyer of eminent domain proceedings within five (5) days after Seller learns thereof.

    10. SELLER'S REPRESENTATIONS AND WARRANTIES. In addition to other representations herein, Seller represents and warrants to Buyer that at the date of execution hereof and as of the date of closing:

         10.1 Seller, and the person signing on behalf of Seller, has full power and authority to execute this Agreement and perform Seller's obligations hereunder, and all necessary action to authorize this transaction has been taken;
         10.2 As of closing only, the Property is not subject to any leases, tenancies or rights of persons in possession;

         10.3 To Seller's knowledge, neither the Property nor the sale of the Property violates any applicable statute, ordinance or regulation, nor any order of any court or any governmental authority or agency, pertaining to the Property or the use occupancy or condition thereof;

         10.4 Seller is unaware of any material defect in the Property;

         10.5 All persons and entities supplying labor, materials and equipment to the Property have been paid and there are no claims or liens;

         10.6 There are no currently due and payable assessments for public improvements against the Property and Seller is not aware of any local improvement district or other taxing authority having jurisdiction over the Property in the process of formation;

         10.7 As of closing, the Property has legal access to all streets adjoining the Property;

         10.8 Seller has good and marketable title to the Property;

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         10.9 Seller is not a "foreign person" for purposes of Section 1445 of the Internal Revenue Code. Prior to closing, Seller shall execute and deliver to Closing Agent an affidavit in order to meet the Foreign Investment in Real Property Tax Act ("FIRPTA") requirements of I.R.C. # 1445; and

         10.10 Seller has not received notification of any kind from any agency suggesting that the Property is or may be targeted for a Superfund or similar type of cleanup. To the best of Seller's knowledge, neither the Property nor any portion thereof is or has been used (i) for the storage, disposal or discharge of oil, solvents, fuel, chemicals or any type of toxic or dangerous or hazardous waste or substance, (ii) as a landfill or waste disposal site, and (iii) does not contain any underground storage tanks. Seller agrees to indemnify, defend and hold Buyer harmless from and against any and all loss, damage, claims, penalties, liability, suits, costs and expenses (including, without limitation, reasonable attorneys' fees) and also including without limitation, costs of remedial action or cleanup, suffered or incurred by Buyer arising out of or related to any such use of the Property, or portion thereof, occurring prior to the conveyance to Buyer, about which Seller knew or reasonably should have known prior to closing and did not disclose to Buyer.

    11. BUYER'S AUTHORITY. Buyer represents and warrants to Seller that at the date of execution hereof and at the date of closing Buyer, and the person signing on behalf of Buyer, has full power and authority to execute this Agreement and to perform Buyer's obligations hereunder.

    12. DEFAULT; ATTORNEYS' FEES. If the transaction fails to close due to default by Buyer, Seller's sole and exclusive remedy shall be to terminate this Agreement and collect and retain any Deposit and interest as liquidated damages. Seller hereby releases any and all right to specific performance of this Agreement. In the event of any breach of this Agreement by Seller, the Deposit and interest shall be returned to Buyer and Buyer shall have all rights and remedies under applicable law, including the right to specific performance, provided that under no circumstances shall Seller be liable to Buyer for punitive damages. In the event of litigation between the parties hereto, declaratory or otherwise, in connection with or arising out of this Agreement, the prevailing party shall recover from the non-prevailing party all actual litigation costs, actual damages and actual expenses, including attorneys' fees, house counsel fees, paralegals' fees and other professional or consultants' fees expended or incurred in connection therewith, as set by the court, including for appeals, which shall be determined and fixed by the court as part of the judgment.

         In establishing the Deposit and interest paid to Escrow Company as liquidated damages, the parties agree that the amount is a reasonable estimate, as of the time this Agreement is being executed, of the risks and damages Seller could suffer as a result of buyer's failure to close this transaction, including, without limitation, the risk of freezing the purchase price or losing the opportunity to sell for a higher price, the risk that the market for the Property could drop substantially, the lost time value of Seller's equity resulting from any delay in receiving payment of its equity, lost opportunities for other investments, changes in the availability and cost of financing for Seller's subsequent investments, and costs that Seller could incur as a result of the Buyer's default. The foregoing provisions represent the agreement of the parties as to what the Seller's remedy will be if the Buyer defaults by failing to close this transaction.

         BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND SPECIFICALLY NEGOTIATED THE FOREGOING PROVISIONS AND LIMITATIONS ON REMEDIES AFTER CONSULTATION WITH LEGAL COUNSEL OF THEIR RESPECTIVE CHOICE.

    13. NOTICES. All notices, demands, consents, approvals, and other communications which are required or desired to be given by either party to the other hereunder shall be in writing and shall be hand delivered, delivered by nationally recognized private carrier (such as Federal Express), or sent by United States registered or certified mail, postage prepaid, return address set forth below, or to such other address as such party shall have last designated by notice to the other. Notices, demands, consents, approvals, and other communications shall be deemed given when delivered or, if mailed, three days after being deposited in the United States mail, provided, the recipient actually receives it within three days.

                             If to Seller:

                             Opus Northwest, L.L.C.
                             Attn: John Solberg, Vice President
                             200 - 112th Avenue N.E., Suite 205
                             Bellevue, WA 98004

                             with a copy to each of:

                             Opus U.S. Corporation
                             Attn: Legal Department
                             800 Opus Center
                             9900 Bren Road East
                             Minnetonka, MN 55343

                             and

                             Tousley Brain PLLC
                             Attn: Russell F. Tousley, P.S.
                             56th Floor, Key Tower
                             700 Fifth Avenue
                             Seattle, WA 98104-5056

                             If to Buyer:

                             Eagle Hardware and Garden, Inc.
                             Attn: Richard T. Takata, President
                             981 Powell Avenue SW
                             Renton, WA 98055

                             with a copy to:

                             William N. Moloney
                             5711 NE Tolo Rd.
                             Bainbridge Island, WA 98110


Either party may change its address for purposes of notices to an address which is not a post office box, by giving notice to the other in the manner herein prescribed.

Either party hereto may, by proper notice to the other, designate any other address, which is not a post office box, for the giving of notice. Any notice shall be effective when personally delivered or, if mailed as provided herein, on the date of actual receipt.


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

    14. SATURDAYS, SUNDAYS AND HOLIDAYS. If any payment or any delivery of any document is required pursuant to any term of this Agreement to be made on a day which falls on a Saturday, Sunday or legal holiday in the State of Oregon, or if the expiration of a period of time within which a party has the right to give notice hereunder falls on a Saturday, Sunday or legal holiday in the State of Oregon or the State of Washington, such payment, delivery or notice shall be sufficiently and validly made or given if done so on the first business day following such Saturday, Sunday or legal holiday.

    15. ASSIGNMENT. Buyer may assign its rights hereunder to any person or entity provided that an Eagle Hardware & Garden store is constructed and operated on the site. An assignment for any other use shall require Seller's consent which shall not be unreasonably withheld. No assignment, however, shall release Buyer from any of its obligations under this Agreement or any agreement arising out of or in connection with this Agreement, including, without limitation, agreements arising out of Section 4.3 or Section 6 of this Agreement.

    16. NO NEGOTIATIONS WITH THIRD PARTY. Seller shall not negotiate nor commit to sell, lease or otherwise transfer the Property or any portion thereof to any other person or party as long as Buyer is proceeding in good faith to perform its duties under this Agreement. This covenant shall remain in full force and be legally binding upon Seller until termination of this Agreement.

    17. GENERAL. This is the entire agreement of Buyer and Seller with respect to the matters covered hereby and supersedes all prior agreements between them, written or oral. This Agreement may be modified only in writing, signed by Buyer and Seller. Any waivers hereunder must be in writing. No waive of any right or remedy in the event of default hereunder shall constitute a waiver of such right or remedy in the event of any subsequent default. This Agreement is for the benefit only of the parties hereto and shall inure to the benefit of and bind the heirs, personal representatives, successors and assigns of the parties hereto. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

    18. SURVIVAL OF WARRANTIES. The terms, covenants, representations and warranties shall not merge in the deed of conveyance, but shall survive closing.

    19. COMMISSIONS. All real estate commissions and/or brokers' fees shall be payable by Seller at closing to Wahl & Associates, Inc. (the "Broker"). Such commission and/or fee shall be agreed upon in a separate agreement between Seller and Broker. Each party represents to the other that it has engaged no other broker in connection with the negotiations leading to this Agreement. Seller agrees to indemnify and hold Buyer harmless from and against all claims and demands of any and all brokers or agents with respect to the Property.

    20. EXHIBITS. Exhibits A and B attached hereto are incorporated herein as if fully set forth.

                        Exhibit A - Site Plan
                        Exhibit B - Legal Description

    21. EFFECTIVE DATE. The later of the Buyer's signature date and the Seller's signature date, set forth below, shall be the "Effective Date" of this Agreement.


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

    22.  OREGON LAW.

         22.1. ORS 93.0401. THIS INSTRUMENT WILL NOT ALLOW USE OF THE PROPERTY DESCRIBED IN THIS INSTRUMENT IN VIOLATION OF APPLICABLE LAND USE LAWS AND REGULATIONS. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY APPROVED USES AND TO DETERMINE ANY LIMITS ON LAWSUITS AGAINST FARMING OR FOREST PRACTICES AS DEFINED IN ORS 30.930.

         22.2      ZONING.  THE PROPERTY DESCRIBED IN THIS INSTRUMENT MAY NOT
BE WITHIN A FIRE PROTECTION DISTRICT PROTECTING STRUCTURES. THE PROPERTY IS SUBJECT TO LAND USE LAWS AND REGULATIONS, WHICH IN FARM OR FOREST ZONES, MAY NOT AUTHORIZE CONSTRUCTION OR SITING OF A RESIDENCE. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY APPROVED USES AND EXISTENCE OF FIRE PROTECTION FOR STRUCTURES.

                             BUYER: EAGLE HARDWARE & GARDEN, INC.


                                       By: /s/ Paul B. Morris
                                          --------------------------------
                                       Typed name:    Paul B. Morris
    June 24                , 1997      It's:          Vice President
---------------------------
    Buyer's signature date
                                       Address:
                                       981 Powell Avenue S.W.
                                       Renton, WA 98055


                             SELLER: OPUS NORTHWEST LLC


                                       By: /s/ John Solberg
                                          --------------------------------
                                       Typed name:    John Solberg
    June 23                 , 1997     It's:          Vice President
----------------------------
    Seller's signature date
                                       Address:
                                       200 - 112th Avenue N.E.
                                       Suite 205
                                       Bellevue, WA 98004

                                     EXHIBIT "A"


                                     [SITE PLAN]

                                      EXHIBIT B


                     LEGAL DESCRIPTION OF SELLER'S ENTIRE PARCEL
                               TO BE ATTACHED BY SELLER


The legal description of the Eagle Parcel, per Section 5, SEPARATE LEGAL PARCEL, shall replace, supersede and be substituted for the legal description of Seller's entire parcel, per Section 3.2, ALTA/ACSM SURVEY.

                                     EXHIBIT "B"


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